Exhibit 99.1.


              USX TO RETAIN ADVISORS TO STUDY ITS CAPITAL STRUCTURE

     NEW YORK, Nov. 30 - USX Chairman and CEO Thomas J. Usher announced today a plan to undertake a comprehensive review of the corporation's capital structure.

     In remarks to securities analysts here, Usher said that the USX board of directors has authorized management to retain financial, tax and legal advisors to perform an in-depth study of the corporation's targeted stock structure (USX-

Marathon Group Common Stock, NYSE: MRO and USX-U. S. Steel Group Common Stock,

NYSE: X) and all alternative structures which may be in the best interest of all

USX shareholders.

     Usher indicated that the study would take several months to complete.  The advisors will report their findings and recommendations to the USX board of directors, who will review them to determine what actions to take.  The board,

in turn, will notify all USX shareholders of the outcome of its review of the findings and recommendations.